FORM OF

INVESTMENT SUB-ADVISORY AGREEMENT

AMONG

STRATEGIC ADVISERS, INC.,

T. ROWE PRICE ASSOCIATES, INC.

AND

FIDELITY RUTLAND SQUARE TRUST II

AGREEMENT, made this [_] among Fidelity Rutland Square Trust II (“Trust”), a Delaware statutory trust, on behalf of the Strategic Advisers Tax-Sensitive Short Duration Fund  (the “Fund”), Strategic Advisers, Inc. (“Adviser”), a Massachusetts corporation, and T. Rowe Price Associates, Inc. (“Sub-Adviser”), a Maryland corporation.

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser and the Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Trust has retained the Adviser to render investment advisory services to the Trust, on behalf of the Fund, pursuant to a Management Contract dated [____], as may be amended from time to time (“Advisory Agreement”);

WHEREAS, the Advisory Agreement authorizes the Adviser to delegate to one or more other investment advisers any or all of the Adviser’s duties and obligations under the Advisory Agreement; and

WHEREAS, the Trust and the Adviser wish to retain the Sub-Adviser to render certain investment advisory services to the Fund with respect to the portion of the Fund’s assets allocated to the Sub-Adviser, as determined from time to time by the Adviser, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Sub-Adviser and the Trust as follows:

1.

Appointment

The Trust and the Adviser hereby appoint the Sub-Adviser to act as investment sub-adviser to the Fund with respect to the portion of the Fund’s assets allocated, from time to time, by the Adviser to the Sub-Adviser (the “Portfolio”), for the periods and on the terms set forth herein. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Section 7 of this Agreement.

2.

Services and Duties of Investment Sub-Adviser

Subject to the general supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”), the Sub-Adviser will:

(a)

provide a program of continuous investment management for the Portfolio in accordance with the Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the Securities and Exchange Commission (“SEC”) on Form N-1A, as amended and supplemented from time to time (the “Registration Statement”), and such other limitations as the Trust, the Fund, the Board or the Adviser may impose with respect to the Portfolio by notice to the Sub-Adviser; Such notice may be written or oral.  Oral notice will be followed by written notice as soon as reasonably practicable thereafter;

(b)

invest and reinvest the assets of the Portfolio by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use in respect of the Portfolio;

(c)

oversee the placement of purchase and sale orders on behalf of the Fund in respect of the Portfolio;

(d)

employ portfolio managers to make investment decisions and securities analysts to provide research services to the Fund in respect of the Portfolio;

(e)

subject to the understanding set forth in Section 11(a)(1) of this Agreement, and to the timely receipt by the Sub-Adviser of all necessary proxy voting materials, vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Portfolio may be invested in accordance with the Sub-Adviser’s proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of the Fund in respect of the Portfolio; and provide information to the Trust, the Adviser or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act;

(f)

maintain books and records with respect to the Fund’s securities transactions in respect of the Portfolio, in accordance with applicable laws, rules and regulations; and

(g)

to the extent reasonably requested by the Adviser or officers of the Fund, and to the extent reasonably practicable for the Sub-Adviser, cooperate with and provide reasonable assistance to the Adviser and the Trust’s other service providers by (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Fund, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing appropriate processes to promote the efficient exchange of information.

In providing those services, the Sub-Adviser will provide the Adviser and the Fund with an ongoing and continuous investment program in respect of the Portfolio. In addition, the Sub-Adviser will furnish the Adviser and/or the Fund with statistical information as the Adviser and/or the Fund may reasonably request with respect to the securities or other investments in which the assets of the Portfolio may be invested.

The Adviser acknowledges that the Sub-Adviser is not the compliance agent for the Fund or for the Adviser, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing.  The Adviser acknowledges that to the extent that the Sub-Adviser has agreed to perform the services specified in this Section 2 in accordance with applicable law (including subchapters M and L of the Internal Revenue Code of 1986, as amended (the “Code”), the 1940 Act and the Advisers Act) and in accordance with the Trust’s Instrument and By-Laws, policies and determinations of the Trustees of the Trust, the Adviser, and the Fund’s Registration Statement, the Sub-Adviser shall perform such services based upon its own internal books and records with respect to the Portfolio, which comprise a portion of the Fund’s books and records, and shall not be held responsible under this Sub-Advisory Agreement so long as it performs such services in accordance with this Sub-Advisory Agreement based upon such books and records and such instructions provided by the Fund or the Adviser.

The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

(h)

comply in all material respects with the applicable sections of (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder, (2) any other applicable laws and regulations, including but not limited to applicable securities and anti-corruption laws and regulations, (3) the Sub-Adviser’s compliance policies and procedures, (4) the rules and regulations of the Commodities Futures Trading Commission, (5) the Internal Revenue Code of 1986, as amended (“Code”) with respect to the provisions enumerated in paragraph 2(i) below, (6) the investment objectives, strategies, policies, limitations and restrictions of the Fund as described in the Registration Statement, (7) the Trust’s Trust Instrument and By-Laws and (8) any written instructions of the Adviser or the Board that are provided to the Sub-Adviser;

(i)

use its commercially reasonable efforts to manage the assets of the Portfolio to comply with the following requirements of the Code and regulations issued thereunder: section 851(b)(2) and section 851(b)(3) (and, if applicable, section 817(h)); provided, however, that with respect to the [_]% voting securities test contained in section 851(b)(3)(A)(ii), the Sub-Adviser will comply with such reasonable requirements as the Trust, the Fund or its Adviser shall furnish to the Sub-Adviser from time to time to keep the Fund from exceeding the [_]% limit with respect to any voting securities;

(j)

keep the Adviser and/or the Board informed of developments materially affecting the Fund’s portfolio;

(k)

make available to the Board, the Adviser, the Fund’s Chief Compliance Officer (“CCO”) and the Trust’s administrator, promptly upon their request, such copies of its records with respect to the Fund as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board or the Adviser, the Sub-Adviser will complete periodic or special questionnaires and furnish to the Board and/or the Adviser such periodic and special reports regarding the Fund and the Sub-Adviser including, but not limited to, reports concerning transactions and performance of the Portfolio, quarterly and annual compliance reports and certifications, reports regarding compliance with the Trust’s procedures provided by the Adviser, and updated as appropriate, pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act (as applicable), quarterly reports identifying known material compliance matters and any material changes to the Sub-Adviser’s compliance program  (including revisions to compliance policies and procedures), fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determinations for securities or other instruments held by the Portfolio such as, among others, securities purchased pursuant to Rule 144A and 4(2) commercial paper, compliance with the Sub-Adviser’s Code of Ethics, and such other procedures or requirements that the Adviser may reasonably request from time to time;

(l)

make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Adviser and Sub-Adviser, either in person or, at the mutual convenience of the Board, the Adviser and the Sub-Adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of the Fund;

(m)

review draft reports to shareholders, registration statements or portions thereof that relate to the Portfolio or the Sub-Adviser and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents;

(n)

not use material, non-public information concerning portfolio companies that may be in its possession or the possession of any of its affiliates, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice or investment management services to the Fund;

(o)

promptly notify the Trust, the Adviser and the Board in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser: (i) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (ii) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (iii) is the subject of an administrative proceeding or receives a formal notice of an enforcement action by the SEC or other regulatory authority; or (iv) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, directly involving the affairs of the Trust or the Adviser or their affiliates; or is involved in any pending litigation or administrative proceeding directly relating to the Trust or the Adviser brought against the Sub-Adviser or any of its management persons (as defined in Rule 206(4)-4 under the Advisers Act).  The Sub-Adviser further agrees to notify the Trust and the Adviser promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust’s Registration Statement, as amended and supplemented from time to time, regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Sub-Adviser will promptly notify the Trust, the Adviser and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for the Fund changes, or if there is an actual change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively;

(p)

not disclose information regarding Portfolio or Fund characteristics, trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with the Trust’s policies on disclosure of portfolio holdings;

(q)

provide the Adviser, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Adviser, the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund’s Form N-CSRs and Form N-Qs;

(r)

provide assistance to the Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of the Fund for which the Adviser, custodian or recordkeeping agent seeks reasonable assistance from the Sub-Adviser or identifies for review by the Sub-Adviser.  This assistance includes (but is not limited to): (i) designating and providing access to one or more employees of the Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board’s Valuation Committee convenes; (ii) assisting the Adviser or the custodian in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund for which market quotations are not readily available, upon the reasonable request of the Adviser or custodian; (iii) upon the request of the Adviser or the custodian, confirming pricing and providing recommendations for fair valuations; and (iv) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Adviser or the Trust upon request, with such records being deemed Fund records;

(s)

not consult with any other investment sub-adviser of the Trust (if any), or with the sub-adviser to any other investment company (or separate series thereof) managed by the Adviser concerning the Fund’s transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act, and, to the extent that multiple sub-advisers may be engaged to provide services to the Fund, the Sub-Adviser shall be responsible for providing investment advisory services only with respect to the Portfolio allocated to the Sub-Adviser by the Adviser; and

(t)

provide the Trust and the Adviser with a copy of its Form ADV as most recently filed with the SEC, notify the Adviser on a quarterly basis of any amendments to the Sub-Adviser’s Form ADV and furnish a copy of such amendments to the Trust and the Adviser; and provide the Trust and the Adviser with a copy of its Form ADV Part 2A as updated from time to time.

 3.

Brokerage

The Sub-Adviser may place orders pursuant to its investment determinations for the Fund directly with the issuers of the securities, or with brokers or dealers selected by the Sub-Adviser. The Sub-Adviser may, in respect of the Portfolio, open and maintain brokerage accounts, and enter into trading agreements of all types on behalf of and in the name of the Fund in respect of the Portfolio. The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable or appropriate. In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for the Fund transaction, the Sub-Adviser will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Trust that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser may cause the Fund to pay a broker-dealer that furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Adviser to the Fund in compliance with Section 28(e) of the 1934 Act. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws and regulations, the Sub-Adviser and its affiliates are authorized to effect portfolio transactions for the Fund and to retain brokerage commissions on such transactions. The Sub-Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of securities for the Fund with orders for its other clients where: (i) such aggregation or bunching of orders is not inconsistent with the Fund’s investment objectives, policies and procedures, (ii) the allocation of the securities so purchased or sold, as well as the allocation of expenses incurred in any such transaction, shall be made by the Sub-Adviser in a manner that complies with the Sub-Adviser’s trade allocation policies and procedures approved by the Board and is fair and equitable in the judgment of the Sub-Adviser and is consistent with the Sub-Adviser’s fiduciary obligations to the Fund and each of its other clients.

4.

Books, Records and Regulatory Filings

(a)

The Sub-Adviser agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. The Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records upon request; provided, however, that the Sub-Adviser may retain copies of such records for the applicable periods they are required by law to be retained, and thereafter shall destroy such records.

(b)

The Sub-Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws, rules and regulations.

(c)

The Sub-Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Sub-Adviser also shall make all required filings on Form 13F (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) in respect to its portion of the Portfolio as may be required of the Fund due to the activities of the Sub-Adviser and will notify the Adviser if the portion of the Fund managed by the Sub-Adviser holds a portfolio security for which a Schedule 13D or 13G is required based on the ownership level in that portion. The Sub-Adviser shall be the sole filer of Form 13F with respect to its sub advised portion of the Portfolio of the Fund. The Adviser shall determine that the Sub-Adviser’s filing of Schedule 13D or 13G satisfies the Adviser’s reporting obligations under the federal securities laws.

5.

Class Action Filings

The Sub-Adviser is not responsible for making any class action filings on behalf of the Trust.

6.

Standard of Care, Limitation of Liability and Indemnification

(a)

The Sub-Adviser shall exercise its best judgment in rendering the services under this Agreement. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Adviser or the Fund, or affiliated persons of the Adviser or the Fund (collectively, the “Adviser Indemnitees”) in connection with the matters to which this Agreement relates except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement; provided, however, that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser Indemnitees for, and the Sub-Adviser shall indemnify and hold harmless the Adviser Indemnitees from, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which any of the Adviser Indemnitees may become subject arising out of or resulting from (i) the Sub-Adviser’s failure to meet its standard of care and thereby causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s current Registration Statement or the most current written guidelines, policies or instruction provided in writing by the Board or the Adviser, (ii) the Sub-Adviser causing the Fund to fail to satisfy the diversification or source of income requirements of Subchapter M and, if applicable section 817(h) of the Code and regulations issued thereunder, according to the Sub-Adviser’s books and records which shall be reconciled daily with the books and records of the Fund, (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Sub-Adviser or the Portfolio managed by the Sub-Adviser or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser for use therein, or (iv) the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, under this Agreement or otherwise, for a breach of this Agreement by the Sub-Adviser.  In addition, the Sub-Adviser shall indemnify and hold harmless the Trust and the Fund from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which either the Trust or the Fund may become subject directly arising out of or resulting from a breach of fiduciary duty by the Sub-Adviser under Section 36(b) of the 1940 Act (“Section 36(b)”) with respect to the receipt of compensation for its services under this Agreement Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or the Fund may have under federal or state securities laws.

(b)

The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument or other organizational document of the Trust and agrees that any obligations of the Trust or the Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from any other fund of the Trust or the shareholders or any individual shareholder of the Fund. Nor shall the Sub-Adviser seek satisfaction of any such obligation from the trustees of the Trust (each, a “Trustee” and, together, the “Trustees”) or any individual Trustee or any officers.

(c)

As used in this Section 6, the term “Sub-Adviser” shall include any officers, directors, employees, independent contractors or other affiliates of the Sub-Adviser performing services with respect to the Fund.

(d)

The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which the Sub-Adviser may become subject directly arising out of or resulting from, the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

7.

Compensation

The Sub-Adviser shall be compensated for the services rendered pursuant to this Agreement in accordance with the terms set forth on Schedule A attached hereto.

8.

Expenses

The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement, excluding those costs of the Fund associated with brokerage activities. The Sub-Adviser shall bear all expenses and costs of the Trust (including reasonable attorney’s fees), if any, arising out of a termination or possible termination of this Agreement as a result of an assignment caused by a change of control or management of the Sub-Adviser, including the preparation and mailing of an information statement to shareholders pursuant to a “manager-of-managers” exemptive order from the SEC, or the preparation, mailing, solicitation and other costs associated with the use of a proxy statement relating to a shareholder vote in respect of a new sub-advisory agreement. The foregoing obligations of the Sub-Adviser shall apply in any circumstance in which the Adviser, in consultation with internal or outside counsel to the Trust, deems that an actual or possible assignment of this Agreement has or may occur, and determines that an information statement should be used, or a vote of shareholders should be obtained, as the case may be.

9.

Use of Services of Others

In rendering certain  non-investment advisory services related to fulfilling requirements under this Agreement, Sub-Adviser may, consistent with applicable law from time to time, employ, delegate, or associate with itself such affiliated or unaffiliated person or persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement; provided, however, that any such delegation shall not involve any such person serving as an “adviser” to the Portfolio within the meaning of the 1940 Act. Sub-Adviser shall remain liable to Adviser for the performance of Sub-Adviser’s obligations hereunder, to extent specified in the Standard of Care, Limitation of Liability and Indemnification provision of this Agreement, and Adviser shall not be responsible for any fees that any such person may charge to Sub-Adviser for such services.  The Sub-Adviser may also delegate any of its duties and obligations hereunder to any affiliated person, as such term is defined in the 1940 Act, that is eligible to serve as an investment adviser to an investment company registered under the 1940 Act on such terms and conditions as it deems necessary or appropriate, provided that (i) the Adviser and the Board consent to any such delegation and to the terms and conditions thereof, (ii) such delegation is pursuant to a written contract which receives prior approval by the Adviser and the Board, which may not be materially amended without prior written approval of the Adviser and the Board, and which provides for its automatic termination in the event this Sub-Advisory Agreement is terminated for any reason, and (iii) such delegation is permitted by and in conformity with the 1940 Act. The Sub-Adviser shall be liable to the Adviser and the Trust for any loss or damage arising out of, in connection with, or related to the actions, or omissions to act, of any delegate utilized hereunder as if such delegate were a party hereto. The Sub-Adviser shall be solely responsible for compensating any delegate for services rendered, neither the Adviser nor the Trust may be held responsible, or otherwise liable for, the payment of any amount due, or which may become due to any delegate.

10.

Services to Other Companies or Accounts

The investment advisory services of the Sub-Adviser to the Fund in respect of the Portfolio under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar to those of the Fund) and to engage in other activities, provided that such other services and activities do not interfere with or impair the Sub-Adviser’s ability to fulfill its duties and obligations under this Agreement.  If the Sub-Adviser provides any advice to its clients concerning investment in the shares of the Fund, the Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser, the Trust or the Fund.

11.

Compliance Matters

(a)

The Sub-Adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with the Adviser and the Trust and its Trustees and officers, including the Fund’s CCO, with respect to (i) any and all compliance-related matters, and (ii) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as that term is defined by Rule 38a-1) by the Trust, the Adviser and the Sub-Adviser. In this regard, the Sub-Adviser shall:

(1)

submit to the Board for its consideration and approval, prior to the effective date of this Agreement, the Sub-Adviser’s applicable compliance policies and procedures, it being understood that the Sub-Adviser’s obligation under Section 2(e) of this Agreement to vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Portfolio may be invested shall be subject to the fulfillment of the condition that the Board approve the Sub-Adviser’s proxy voting policies and procedures;

(2)

submit annually (and at such other times as the Trust may reasonably request) to the Fund’s CCO and the Adviser for consideration by the Board, a report discussing the adequacy and effectiveness of the Sub-Adviser’s compliance program, and fully describing any material amendments to such compliance program since the most recent such report;

(3)

provide periodic reports, certifications and information concerning the Sub-Adviser’s compliance program including, but not limited to, the following;

(i)

Quarterly Compliance Certifications, including any required attachments, provided to the Adviser on a best efforts basis by the by the tenth (10th) business day after each calendar quarter and not later than the fifteenth (15th) business day after each calendar quarter; and

 (ii)

Annual Report on Code of Ethics Matters, including any required attachments, no later than the fifteenth (15th) business day of October each year.

(4)

provide the Adviser and the Trust and its Trustees and officers with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time;

(5)

permit the Adviser and the Trust and its Trustees and officers to maintain an active working relationship with the Sub-Adviser’s compliance personnel by, among other things, providing the Adviser and the Fund’s CCO and other officers with a specified individual within the Sub-Adviser’s organization to discuss and address compliance-related matters;

(6)

provide the Adviser and its chief compliance officer and the Trust and its Trustees and officers, including the Fund’s CCO, with such certifications as may be reasonably requested; and

(7)

reasonably cooperate with any independent registered public accounting firm engaged by the Trust, ensure that all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm’s opinion, and each year provide the Adviser and such independent registered public accounting firm with a copy of the most recent SSAE 16 Report prepared by the Sub-Adviser’s independent auditors regarding the Sub-Adviser’s internal controls.

(b)

The Sub-Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act.

(c)

The Adviser will provide the Sub-Adviser records to facilitate the Sub-Adviser’s ability to meet the Sub-Adviser’s obligations under Rule 206(4)-5 of the Advisers Act. The Sub-Adviser shall treat such records as subject to the applicable confidentiality provision(s) under this Agreement, provided that at no time, unless so required by the applicable laws or relevant regulatory authorities, shall the records be disclosed to or otherwise made available to and shared with any third party or the general public.

12.

Duration and Termination

(a)

This Agreement shall be effective immediately as of the date set forth above and shall continue in effect for two years from its effective date with respect to the Fund, unless sooner terminated as provided herein, and shall continue year to year thereafter, provided each continuance is specifically approved at least annually by (i) the vote of a majority of the Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Trustees who are neither (A) parties to this Agreement nor (B) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

(b)

This Agreement is terminable with respect to the Fund, without penalty, on sixty (60) days’ written notice to the Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by the Adviser. This Agreement is terminable with respect to the Fund, without penalty, by the Sub-Adviser upon ninety (90) days’ written notice to the Adviser and the Trust. In addition, this Agreement will terminate with respect to the Fund in the event of the termination of the Advisory Agreement with respect to the Fund.  This Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

(c)

In the event of a termination of this Agreement for any reason with respect to the Fund, the Sub-Adviser shall reasonably cooperate with any transition manager or successor investment sub-adviser and with the Adviser in transitioning the management of the Portfolio to one or more new sub-advisers or to the Adviser, including, without limitation, providing the transition manager, at such intervals as the transition manager may request, subject to a confidentiality agreement, with a list of holdings for the Portfolio and such other information as required by the transition management agreement, into which the Adviser and the transition manager will, at that time, enter. The Sub-Adviser shall deliver to Adviser all periodic compliance reports, certifications and information applicable to the period of Sub-Adviser’s services provided under this Agreement, including annual compliance reports and certifications.

(d)

Termination of this Agreement shall not affect the rights or obligations of the Adviser, the Adviser Indemnitees and the Sub-Adviser under Section 6 of this Agreement for the period that the Sub-Adviser provided services to the Trust.

13.

Use of Name

(a)

The Sub-Adviser hereby consents to the use of its name and the names of its affiliates in the Fund’s disclosure documents incorporated directly or by reference into the Registration statement.  The Adviser shall furnish to the Sub-Adviser for approval shareholder communications, advertising, sales literature and similar communications prepared for distribution to shareholders of the Fund or the public, which make reference to or uses the name of the Sub-Adviser or any of its affiliates, prior to the use thereof (which approval shall not be unreasonably withheld). Notwithstanding the foregoing, the Adviser shall be permitted to use any such materials if the Sub-Adviser does not reasonably object in writing within five (5) business days after receiving such materials. The Adviser will not use any logo related to the name of the Sub-Adviser or its affiliates unless the Adviser enters into a separate licensing agreement with the Sub-Adviser. The Sub-Adviser shall not use any logo related to the name of the Advisor, the Fund or their respective affiliates, the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, the Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Trust and the Adviser. The Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Sub-Adviser or any of its affiliates in its marketing materials unless it first receives prior written approval of the Sub-Adviser.

(b)

It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

14.

Confidential Information

(a)

Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Portfolio or the Fund and any non-public information (“Confidential Information”).  All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates on a need-to-know basis and solely for the purposes of rendering services under this Agreement. The Recipient has a duty not to trade on the Confidential Information. Recipient shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information to prevent the Confidential Information from being disclosed to third parties.

(b)

Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(c)

In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information.  In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed.  All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

15.

Amendment

This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations, as modified or interpreted by any applicable order, exemptive relief or interpretative release issued by the SEC.

16.

Notices

All notices hereunder shall be provided in writing, by facsimile or by email. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to the Trust:

Fidelity Rutland Square Trust II

245 Summer Street

Boston, MA 02210

Attn.: Marc Bryant

If to the Adviser:

Strategic Advisers, Inc.

245 Summer Street

Boston, MA 02210

Attn.: Chief Operating Officer

With Copy to:

Strategic Advisers, Inc.

245 Summer Street

Boston, MA 02210

Attn.: Nicholas Karafotias

If to the Sub-Adviser:

T. Rowe Price Associates, Inc.

Attn: Legal Subadvised Attorney

4515 Painters Mill Road OM-1400

Owings Mills, MD 21117

Email: Legal_Subadvised@troweprice.com

With a copy to:

T. Rowe Price Associates, Inc.

100 East Pratt Street

Baltimore, MD 21202

Attn: Legal Subadvised Attorney

17.

Miscellaneous

(a)

This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b)

Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(c)

This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(d)

This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to the choice of laws provisions of that or any other jurisdiction. To the extent that the applicable laws of The Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control. The parties irrevocably consent to submit to the jurisdiction of any federal or state court sitting in The Commonwealth of Massachusetts.

(e)

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(f)

Notwithstanding anything herein to the contrary, the Sub-Adviser shall be an independent contractor.  Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, the Trust or the Fund, except to the extent expressly authorized by this Agreement.

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Schedule A

Pursuant to Section 7 of the Investment Sub-Advisory Agreement (the “Agreement”) among Fidelity Rutland Square Trust II (“Trust”), on behalf of the Strategic Advisers Tax-Sensitive Short Duration Fund (the “Fund”), Strategic Advisers, Inc. (the “Adviser”) and T. Rowe Price Associates, Inc., (the “Sub-Adviser”), the Sub-Adviser shall be compensated for the services it performs on behalf of the Fund as follows:

1.

For purposes of calculating the fee to be paid to the Sub-Adviser under this Agreement:

“Portfolio Assets” shall mean the portion of the net assets of the Fund managed by the Sub-Adviser pursuant to the following investment strategy as agreed to by the Adviser and the Sub-Adviser in a separately negotiated investment mandate: U.S. Municipal Enhanced Cash Strategy (a “Strategy”).

“Aggregated Assets” for a particular Strategy shall mean the assets of all registered investment companies managed by the Adviser that are managed by the Sub-Adviser pursuant to that Strategy, including Portfolio Assets.

2.

The Adviser will pay the Sub-Adviser a fee, payable monthly, based on average daily Portfolio Assets (computed in the manner set forth in the Trust’s Trust Instrument) determined as of the close of business on each business day throughout the calendar month. The Sub-Adviser’s fee shall be calculated using the effective rate applicable to Aggregated Assets managed pursuant to a specific Strategy based on the following rate schedule.

Rate – U.S. Municipal Enhanced Cash Strategy

[_]% ([_] basis points) of the first $50 million in assets

[_]% ([_] basis points) of the next $50 million in assets

When assets exceed $100 million the fee rate will be:

[_]% ([_] basis points) on all assets*

When assets exceed $250 million the fee rate will be:

[_]% ([_] basis points) on all assets*

When assets exceed $500 million the fee rate will be:

[_]% ([_] basis points) on all assets*

When assets exceed $1 billion the fee rate will be:

[_]% ([_] basis points) on all assets*

*A transitional adjustment is applied to the fee schedule as assets approach or fall below these breakpoints.

The Sub-Adviser’s fee shall be accrued daily and computed monthly and, within twelve business days of the end of each calendar month, the Adviser shall transmit to the Sub-Adviser the fee for the previous month. Payment shall be made in federal funds wired to a bank account designated by the Sub-Adviser.  If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated on the basis of the number of business days it is so in effect for that month.

The Sub-Adviser agrees to look exclusively to the Adviser, and not to any assets of the Trust or the Fund, for the payment of the Sub-Adviser’s fees arising under this Paragraph 2.

The Sub-Adviser agrees to provide notice to the Adviser in accordance with Section 16 of this Agreement in the event that the Sub-Adviser enters into an investment sub-advisory agreement to provide investment sub-advisory services to another registered investment company (i) with initial assets to be managed by the Sub-Adviser approximately equal to the initial assets to be managed pursuant to this Agreement; and (ii) pursuant to the same investment mandate and for substantially similar services provided to the Fund under this Agreement for a lower fee schedule than as provided for in this Schedule A.